Exhibit 99.1

Media contacts:
Noah Dye / Aida Causevic	Lorrie Hunsaker
LEWIS PR	St. Bernard Software
(619) 708-7413 / (619) 516-2559	(858) 524-2041
sbs@lewispr.com	hunsaker@stbernard.com

Investor Relations contacts:
MKR Group, LLC
Charles Messman or Todd Kehrli
818-556-3700 sbsw@mkr-group.com

St. Bernard Software Announces the Acquisition of Singlefin

Company expands SME IT Security Leadership and

enhances product portfolio with managed security services

San Diego, CA – October 4, 2006 – St. Bernard Software, Inc. (OTCBB: SBSW), a global provider of security solutions for small and medium sized enterprises (SMEs), today announced it has signed a definitive agreement to acquire Singlefin, a provider of managed security and business services. Singlefin delivers on-demand email filtering, Web filtering and instant messaging (IM) management as a hosted or ‘in the cloud’ service and is focused on the SME customer segment.

The acquisition strategically enhances St. Bernard’s unique position as the only provider of appliance, software, and on-demand delivered security solutions into the SME market. With compounded annual growth rates of over 26% through 2009, (source: IDC, 2005), the on-demand security services space is ranked by industry analysts as among the fastest growing segments in the security market. Moreover, the acquisition reinforces St. Bernard Software’s commitment to serving the SME market by significantly enhancing the security solutions the company will offer in secure content management, data security, and business continuity, providing true industry leading choice to current and future customers.

With the integration of Singlefin’s hosted security technology, St. Bernard Software is providing SME customers with a unique ability to meet their budgetary and IT needs while allowing them to focus on managing their business. Singlefin has been hosting email and other security services since 2003 and already operates an extensive email filtering service with more than 5 billion messages analyzed daily through its patented reputation filters. Singlefin brings 900 SME customers to St. Bernard Software, as well as ISP’s such as Juno, NetZero and BlueLight.

“This acquisition comes at a great time for our customers, employees and investors. It is an exciting step in our ongoing commitment to provide a full range of secure content management solutions that meet the specific needs of small and medium sized enterprise customers,” said Vincent Rossi, President and COO at St. Bernard Software. “Our current customers and prospects now have the opportunity to select a security appliance or service model that will efficiently and effectively protect their corporate assets and ensure business continuity.”

“Singlefin’s secure content services and unique selling model are specifically tailored for the SME market and give customers a painless way to protect their networks,” said Jake Jacoby, founder and president of Singlefin. “St. Bernard Software has an excellent reputation with small and medium enterprises, and we are excited about the opportunity to extend new and unique value to these customers.”

“Security in the cloud is the fastest growing segment in this space, offering affordable pricing and immediate access to security programs without the typical infrastructure requirements,” said Richard Stiennon, chief research analyst for IT-Harvest. ”With limited IT resources, the SME is the likeliest sector to quickly benefit from on-demand security delivered as a service. This approach gives customers the flexibility to select the specific enterprise-class solutions they need.”

Exact terms of the acquisition are not being disclosed. For further information on St. Bernard Software and its complete suite of security products, please visit www.stbernard.com. Additional information on Singlefin can be found at www.singlefin.net.

About St. Bernard Software

St. Bernard Software is a global provider of security solutions, including Internet and email filtering appliances, patch management and data backup solutions. St. Bernard Software also provides the SME market with a complete line of hosted security solutions, including email, IM and URL filtering services.

Deployed across millions of computers worldwide, the company’s award-winning products deliver innovative security solutions that offer the best combination of ease-of-use, performance and value. Established in 1995 with headquarters in San Diego, CA and an international office in the United Kingdom, St. Bernard Software sells and supports its products directly and through solution partners worldwide. For more information, please visit www.stbernard.com.

About Singlefin

Singlefin is a leader internationally in providing managed security and business services to small and medium sized companies. Singlefin’s enterprise-class services are delivered as on-demand, hosted services that save customers money and time that they would otherwise spend on IT infrastructure, deployment and maintenance costs.

Singlefin’s solutions handle every aspect of security from attachment filters, to archiving integration and back-ups to anti-virus protection, to outbound filtering, compliance filtering, routing and more. Singlefin is the only company to handle configurable and scaleable e-mail, web filtering and instant messaging management, and to provision these services instantly over the Web. Singlefin is privately funded and is headquartered in San Diego, Calif. For more information, please visit the Web site at www.singlefin.net or e-mail at info@singlefin.net.

©2006 St. Bernard Software Inc. All rights reserved. The St. Bernard Software logo, and Open File Manager are trademarks of St. Bernard Software Inc. UpdateEXPERT, ePrism and iPrism are registered trademarks of St. Bernard Software Inc. All other trademarks and registered trademarks are hereby acknowledged.

This press release may contain forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, among other things, any projections of earnings, revenues (including where the underlying contract has already been signed), or other financial items; any statements of the plans, strategies, and objectives of management for future operations; any statements concerning proposed new products, services, or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include, among other things, performance of contracts by customers and partners; employee management issues; the timely development, production and acceptance of products and services and their feature sets; the challenge of managing asset levels, including inventory; the flow of products into third-party distribution channels; and the difficulty of keeping expense growth at modest levels while increasing revenues. Announcements of contract awards should not be interpreted as reflecting revenue in any particular period and may relate to revenue recorded in prior periods. These and other risks and factors that could cause events or our results to differ from those expressed or implied by such forward-looking statements are described in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. We assume no obligation and do not intend to update these forward-looking statements.

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